EXHIBIT 10.19


                           CONSULTING AGREEMENT


     CONSULTING AGREEMENT dated as of November 1, 1994, by and between Lomas Financial Corporation, a Delaware corporation (the "Company") and Ramona Taylor ("Consultant").
     WHEREAS, Consultant and the Company have previously entered into an Employment Agreement dated as of April 1, 1993 (the "Employment Agreement");
     WHEREAS, effective December 1, 1994, Consultant wishes to retire as an employee of the Company and the parties wish to terminate the Employment Agreement;
     WHEREAS, the Company's management desires that it be able to continue to call upon the experience and knowledge of Consultant for consultation services and advice; and
     WHEREAS, Consultant is willing to render such services to the Company on the terms and conditions hereinafter set forth in this Agreement;
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and Consultant's long prior service to the Company, and in cancellation and settlement of all obligations under the Employment Agreement, the parties agree as follows:
     1. Retirement and Appointment. Consultant shall remain employed by the Company until December 1, 1994, upon which date Consultant shall retire under the terms (as applicable to Consultant) of the Voluntary Early Retirement Program that was made available to certain employees of the Lomas Financial Group on or about September 9, 1994; provided, however, that Consultant shall continue to be an officer of the Company with the title of Senior Vice President and Secretary through December 31, 1996, unless a successor shall have been elected at an earlier date by the Company's Board of Directors.
     2. Term of Agreement. Consultant shall be retained by the Company for a period commencing on December 1, 1994 (the "Effective Date"), and terminating on December 31, 1996 (the "Consulting Term").
     3. Position and Responsibilities. Consultant agrees to serve as a consultant to the Company and to render such advice and services to the Company as reasonably may be requested by the Chief Executive Officer or the Board of Directors of the Company. The services to be performed by Consultant under this Agreement shall include, but not be limited to, the performance of the services (including supervisory services) that Consultant was performing in the period immediately preceding the Effective Date, and Consultant shall continue to perform such services during the Consulting Term unless and until another person is designated to perform any of such services by the Chief Executive Officer or the Board of Directors. During the first 13 months of the Consulting Term, Consultant shall render 163 days of service of which at least 108 days shall be rendered at the Company's headquarters location. During the final 12 months of the Consulting Term, Consultant shall render 150 days of service of which 100 days shall be rendered at the Company's headquarters location.


     4. Compensation. (a) The Company shall pay Consultant a retainer (the "Retainer") of (i) $141,700 for the period from December 1, 1994 through December 31, 1995, and (ii) $130,800 for the period from January 1, 1996 through December 31, 1996. The Retainer shall be payable in equal monthly installments during the Consulting Term. Consultant shall be entitled to the full Retainer regardless of the amount and frequency of consulting services actually rendered by her.
     (b) During the Consulting Term, the Company shall continue the participation of Consultant in all employee benefit arrangements of the Company that provide life insurance and health, medical, hospitalization and similar benefits, to the extent that Consultant is covered under existing policies, if any, on a basis no less favorable than that on which she is currently covered under any such plan or policy, and, thereafter, on the basis and for the remainder of the period set forth in the Voluntary Early Retirement Program.
     (c) All outstanding stock options granted to Consultant prior to the date of her retirement under any stock incentive plan of the Company shall be fully vested as of such date and shall continue to be exercisable for the remainder of their terms, and the Company shall make such amendments to the plans and the outstanding awards as may be necessary to effectuate the provisions of this paragraph 4(c), except that the Company shall be obliged to make any such amendment only to the extent that shareholder approval thereof would not be required to maintain the current status of any such plan under any applicable regulatory regime.
     (d) Consultant shall continue to be eligible to participate in the "success bonus" arrangement established by the Compensation Committee of the Board of Directors for senior executives of the Company in connection with the sale of all or a substantial portion of the Company.
     (e) Consultant shall be eligible to participate in any bonus or incentive plan established for the senior corporate executives of the Company in respect of fiscal year 1995, provided that such bonus shall be based on amounts actually received by Consultant pursuant to the Employment Agreement and this Agreement.
     5. Expenses and Other Facilities. (a) During the Consulting Term the Consultant shall be reimbursed in accordance with the policies of the Company for necessary and reasonable business expenses incurred by Consultant in connection with the performance of her duties hereunder.
     (b) During the Consulting Term the Company shall continue to make available to Consultant, without any expense to her, an office and such administrative staff as reasonably may be necessary to perform her consulting duties.
     6. Termination and Liquidated Damages. (a) This Agreement and Consultant's retention hereunder may be terminated at any time by either party upon sixty (60) days prior written notice to the other party. In the event of (i) such a termination by the Company, other than a termination for "Cause," as hereinafter defined, or (ii) a termination at any time by Consultant as a result of a breach of this Agreement by the Company, Consultant shall be entitled to receive as liquidated damages an amount in cash equal to the then present value of all remaining payments due hereunder during the balance of the Consulting Term. Such amount shall be calculated using a discount rate of 6% per annum and shall be paid in a single sum not later than 10 days after any such termination.
     (b) In the event of a voluntary termination of her retention hereunder by the Consultant prior to the end of the Consulting Term other than as set forth in clause (a) (ii) above, the Company will have no further obligation to make payments to Consultant following any such termination. Consultant shall not be subject to liability for breach of this Agreement by reason of her termination of her retention hereunder.
     (c) For purposes of this Agreement, "Cause" shall mean (i) Consultant's willful and continued failure substantially to perform her duties hereunder (other than as a result of "disability" [as defined under the Company's Long-Term Disability Plan] and other than as a result of breach of this Agreement by the Company), (ii) Consultant's dishonesty in the performance of her duties hereunder or (iii) an act or acts on Consultant's part constituting a felony under the laws of the United States or any state thereof.


     (d) In the event of any termination of this Agreement pursuant to Paragraph 6(a), the Company shall continue to provide Consultant with the benefits specified in paragraph 4(b) until the expiration of the Consulting Term.
     7.   Status; Taxes.
     (a) Status of Consultant. During the Consulting Term, Consultant shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company except to the extent set forth in paragraphs 4(b), (c), (d) and (e). Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and she shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to achieve the results specified by the Company. Although the Company may specify the results to be achieved by the Consultant and may control and direct her in that regard, the Company shall not control or direct the Consultant as to the details or means by which such results are accomplished.
     (b) Taxes. It is intended that the fees paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.
     8. Non-Competition. During the Consulting Term Consultant shall not directly or indirectly be or remain employed by, or render services for, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in any business, which is in competition with any business currently conducted by the Company.
     9. Confidentiality. During and after the Consulting Term, Consultant shall not disclose or use for Consultant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Consultant's breach of this covenant. Any provision of this Agreement to the contrary notwithstanding, Consultant's obligations pursuant to this Paragraph 9 shall survive any termination of this Agreement and Consultant's retention hereunder.
     10. Specific Performance. Consultant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Paragraph 8 or Paragraph 9 would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     11.  Fees and Expenses.    The Company agrees, in the event of a
dispute between Consultant and the Company with respect to any of Consultant's rights under this Agreement, to reimburse Consultant for any and all reasonable legal fees and related expenses incurred by Consultant in connection with enforcing such rights if Consultant is successful as to at least part of the disputed claim by reason of arbitration, litigation or settlement.
     12.  Miscellaneous.
     (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
     (b) Entire Agreement; Amendments. This Agreement supersedes all prior agreements between Consultant and the Company relating to Consultant's employment and the termination thereof, including, without limitation, the Employment Agreement, and, together with the agreements evidencing the stock options and other awards referred to in Paragraph 4(c) and the documents evidencing the benefits to which Consultant is entitled pursuant to Paragraphs 4(b), (d) and (e), contains the entire understanding of the parties with respect to the retention of Consultant by the Company; provided, however, that this Agreement shall not impair any rights or benefits accrued by Consultant under any benefit plan, compensation arrangement or pension, excess retirement or management security plan of the Company prior to the termination of her employment on December 1, 1994. Except as aforesaid, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.
This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
     (e) Assignment. This Agreement shall not be assignable by Consultant and shall be assignable by the Company only with the consent of Consultant; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.
     (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of Consultant by the Company shall be submitted to arbitration in Dallas, Texas under the auspices of the American Arbitration Association.
     (g)  Successors; Binding Agreement.
          (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Consultant to the benefits set forth in Paragraph 6(a).
          (ii) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.
     (h) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Lomas Financial Group or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                         /S/RAMONA TAYLOR
                         ------------------------------
                         RAMONA TAYLOR

                         Address:  14765 Lochinvar Drive
                                   Addison, TX 75240

                         LOMAS FINANCIAL CORPORATION


                         By:  /S/JESS HAY
                              -------------------------
                              Jess Hay
                              Chairman and Chief Executive Officer

                         Address:  1600 Viceroy Drive
                                   Dallas, TX 75235

ATTEST:


/S/JAMES L. CROWSON
- - ------------------------------
James L. Crowson, Assistant
     Secretary

     (SEAL)